SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 4, 2004

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 12. Results of Operations and Financial Condition

The information included in this Current Report on Form 8-K, including the press release attached hereto as an exhibit, is being furnished, not filed, pursuant to Item 12 of Form 8-K.

On May 4, 2004, PG&E Corporation issued the press release attached hereto as an exhibit announcing its financial results, and the financial results of its subsidiary, Pacific Gas and Electric Company, for the quarter ended March 31, 2004.

PG&E Corporation presents results and guidance on an "earnings from operations" basis in order to provide investors with a measure that reflects the underlying financial performance of the business and offers investors a basis on which to compare performance from one period to another, exclusive of items that, in management's judgment, are not reflective of the normal course of operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS

Christopher P. Johns Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: DINYAR B. MISTRY

Dinyar B. Mistry Vice President and Controller
Dated: May 4, 2004

FOR IMMEDIATE RELEASE	May 4, 2004

CONTACT: PG&E Corporation

PG&E CORP. REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

Results Largely Reflect One-Time, Non-Cash Gains
•

PG&E Corporation earned $7.21 per share in consolidated net income in the first quarter of 2004, compared with a loss of $0.93 per share in the same quarter of 2003. (All "per share" amounts in this release are presented on a diluted basis.)

•

The majority of reported consolidated net income -- $6.96 per share -- reflects one-time, non-cash entries resulting from the required accounting to recognize two regulatory assets added to Pacific Gas and Electric Company's balance sheet.

•	Consolidated earnings from operations for PG&E Corporation and Pacific Gas and Electric Company for the quarter were $0.41 per share, compared with $0.45 per share in the same quarter of 2003.
•	Pacific Gas and Electric Company's first quarter earnings from operations were $0.42 per share, compared with $0.45 per share for the same quarter of 2003.

            (San Francisco) -- PG&E Corporation (NYSE: PCG) reported $3.03 billion, or $7.21 per share, in consolidated net income in the first quarter of 2004, compared with a loss of $354 million, or $0.93 per share, in the first quarter of 2003. The majority of the quarter's consolidated net income reflects the one-time, non-cash effect resulting from the required accounting to recognize two regulatory assets added to Pacific Gas and Electric Company's balance sheet, as the company indicated in a news release last week.

            On an earnings-from-operations basis, PG&E Corporation and its California utility business, Pacific Gas and Electric Company, earned $175 million, or $0.41 per share in the first quarter, compared with $172 million, or $0.45 per share in the first quarter last year.

            "PG&E Corporation is on track to deliver financial performance in line with our estimates for 2004," said Robert D. Glynn, Jr., PG&E Corporation Chairman, CEO and President. "With a new period of regulatory and financial stability, and a healthy utility as our core business, PG&E Corporation is strongly positioned to provide value to customers and shareholders."

            PG&E Corporation's earnings from operations exclude certain non-operating income and expenses, which are included in the line item "Items Impacting Comparability" on the attached financial tables that reconcile earnings from operations with consolidated net income as reported in accordance with generally accepted accounting principles (GAAP). Also excluded from earnings from operations are the prior results from National Energy & Gas Transmission, Inc. (NEGT).

            For the first quarter, items impacting comparability at the Corporation and Pacific Gas and Electric Company primarily included the accounting recognition for two regulatory assets, with after-tax values of $2.21 billion and $740 million. The regulatory assets were established in connection with the December 2003 settlement agreement with the California Public Utilities Commission (CPUC) to resolve the financial challenges created by the energy crisis, when the company accumulated approximately $11.8 billion in undercollected costs, including costs incurred to buy power for customers. In accordance with GAAP, the combined $2.95 billion after-tax value of the regulatory assets, or $6.96 per share, is included in the company's total consolidated net income, even though it does not reflect actual cash received. Cash will be received over the life of the regulatory assets, as they are amortized.

            Additional items impacting comparability included $17 million, or $0.04 per share, of costs associated with obligations to invest in clean energy technology and to donate land as required by the settlement agreement; incremental interest costs of $52 million, or $0.11 per share; a negative change of $19 million in the market value of the dividend participation rights associated with the Corporation's $280 million principal amount of 9.5 percent convertible subordinated notes; and Chapter 11 costs of $4 million, or $0.01 per share, generally consisting of external legal fees, financial advisory fees and other related costs.

            As disclosed in the Corporation's quarterly report on Form 10-Q for the quarter, accounting for stock options as an expense in the quarter would have reduced earnings by $0.01 per share.

PACIFIC GAS AND ELECTRIC COMPANY

            Pacific Gas and Electric Company contributed $180 million, or $0.42 per share, to earnings from operations in the first quarter, compared with $171 million, or $0.45 per share, in the first quarter of last year.

            As advised last week, Pacific Gas and Electric Company has not yet received a final decision by the CPUC on the 2003 General Rate Case (GRC) or the utility's application for an attrition revenue increase for 2004 to recover the costs of new investment in energy infrastructure and inflation. Thus, earnings from operations and consolidated net income do not yet include the positive impacts of revenue increases expected to be authorized when final decisions are received.

            The negative impact to earnings of the delay of the GRC decision was offset by the return on equity earned on the $2.21 billion regulatory asset, as well as higher electric transmission revenues.

GUIDANCE FOR 2004 EARNINGS FROM OPERATIONS

            Reaffirming its previously issued earnings guidance, the Corporation expects 2004 earnings from operations for PG&E Corporation and Pacific Gas and Electric Company to be in the range of $2.00-$2.10 per share.

            Guidance estimates reflect forecasted results for PG&E Corporation and Pacific Gas and Electric Company; guidance does not include NEGT, since the Corporation will retain no ownership interest once NEGT's Chapter 11 case is completed. Guidance for 2004 is based on a number of assumptions, including the assumption that the CPUC issues a final decision on the utility's 2003 GRC and the requested 2004 attrition adjustment that is consistent with the terms of the GRC settlement agreement. The company anticipates a final decision sometime in the second quarter. Guidance also assumes that the after-tax value of the $2.21 billion regulatory asset is not materially reduced by securitization or by generator settlements during 2004.

            PG&E Corporation bases guidance on "earnings from operations" in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP.

            The attachment to this news release reconciles 2004 estimated earnings per share from operations with estimated consolidated net income per share in accordance with GAAP.

###

A conference call with the financial community will be held today at 9:00 a.m. Eastern Standard Time to discuss PG&E Corporation's results for the first quarter of 2004. The call will be open to the public on a listen-only basis via webcast. Please visit our website at www.pgecorp.com for more information and instructions for accessing the conference call webcast. The call will be archived at www.pgecorp.com. Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call through 9:00 p.m. EDT, May 10, 2004, by dialing 877-690-2095. International callers may dial 402-220-0642.

            This press release and the attachment contain forward-looking statements regarding estimated earnings for 2004. These statements are based on current expectations and assumptions which management believes are reasonable and on information currently available to management but are necessarily subject to various risks and uncertainties. Actual results could differ materially from those contemplated by the forward-looking statements. Some of the factors that could cause future results to differ materially include:

•

The timing and resolution of the petitions for review that were filed in the California Court of Appeal seeking review of the CPUC's December 18, 2003 decision approving the Settlement Agreement and the CPUC's March 16, 2004 denial of applications for rehearing of its December 18, 2003 decision;

•	The timing and resolution of the pending appeals of the bankruptcy court's order confirming the Plan of Reorganization;
•

Whether the conditions to securitizing the $2.21 billion after-tax regulatory asset established under the Settlement Agreement are met, and if so, the timing and amount of the securitization, and the impact such securitization would have on the Utility's and PG&E Corporation's earnings;

•	Unanticipated changes in operating expenses or capital expenditures;
•

The level and volatility of wholesale electricity and natural gas prices and supplies, the Utility's ability to manage and respond to the levels and volatility successfully, and the extent to which the Utility is able to timely recover increased costs related to such volatility;

•

The extent to which the Utility's residual net open position (i.e., that portion of the Utility's electricity customers' demand not satisfied by electricity that the Utility generates or has under contract, or by electricity provided under the California Department of Water Resources, or DWR, electricity contracts allocated to the Utility's customers) increases or decreases;

•	The impact of pending litigation and rate cases, including the Utility's 2003 GRC and other regulatory proceedings;
•	The impact of future legislative or regulatory actions;
•	Increased competition; and
•	Other factors discussed in PG&E Corporation's and Pacific Gas and Electric Company's SEC reports.

###

PG&E CORPORATION
CONDENSED STATEMENT OF CONSOLIDATED INCOME
(Unaudited)

	Three Months Ended March 31,

(in millions, except per share amounts)	2004	2003

Operating Revenues
Electric	$1,791	$1,305
Natural gas	931	828

Total operating revenues	2,722	2,133

Operating Expenses
Cost of electricity	561	544
Cost of natural gas	578	471
Operating expenses including depreciation, amortization and decommissioning	1,128	1,021
Recognition of regulatory assets	(4,900)	-
Reorganization items	2	35

Total operating expenses (gain)	(2,631)	2,071

Operating Income	5,353	62
Interest expense, net and other	(244)	(235)

Income (Loss) Before Income Taxes	5,109	(173)
Income tax provision (benefit)	2,076	(90)

Income (Loss) from Continuing Operations	3,033	(83)
Discontinued Operations of NEGT (a)	-	(265)

Net Income (Loss) Before Cumulative Effect of Changes in Accounting Principles	3,033	(348)
Cumulative effect of changes in accounting principles	-	(6)

Net Income (Loss)	$3,033	$(354)

Weighted Average Common Shares Outstanding, Diluted	424	382
Earnings (Loss) Per Common Share, Basic	$7.36	$(0.93)
Earnings (Loss) Per Common Share, Diluted	$7.21	$(0.93)

	Earnings (Loss)		Earnings (Loss) per Share (Diluted)
	Three Months Ended March 31,		Three Months Ended March 31,

	2004	2003	2004	2003

Pacific Gas and Electric Company and Holding Company
Pacific Gas and Electric Company	$180	$171	$0.42	$0.45
Holding Company	(5)	1	(0.01)	-

Earnings from Operations	175	172	0.41	0.45
Headroom	-	(181)	-	(0.47)
Items Impacting Comparability (b)	2,858	(84)	6.80	(0.22)

Reported Earnings	3,033	(93)	7.21	(0.24)
NEGT (a)	-	(261)	-	(0.69)

PG&E Corporation Reported Earnings	$3,033	$(354)	$7.21	$(0.93)

(a)

On July 8, 2003, PG&E National Energy Group, Inc., or PG&E NEG, and certain of its subsidiaries filed voluntary petitions for relief under the provisions of Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Maryland, Greenbelt Division. On October 3, 2003, the bankruptcy court for the District of Maryland authorized PG&E NEG to change its company name to National Energy and Gas Transmission, Inc., or NEGT.

In anticipation of NEGT's Chapter 11 filing, PG&E Corporation's representatives, who previously served on the NEGT Board of Directors, resigned on July 7, 2003 and were replaced with Board members who are not affiliated with PG&E Corporation. As a result, PG&E Corporation no longer retains significant influence over the ongoing operations of NEGT. On May 3, 2004, the bankruptcy court approved NEGT's plan of reorganization, which eliminates PG&E Corporation's equity interest. Effective July 8, 2003, PG&E Corporation no longer consolidates the earnings and losses of NEGT and has reflected its ownership interest in NEGT utilizing the cost method of accounting, under which PG&E Corporation's investment in NEGT is reflected as a single amount on the Consolidated Balance Sheets of PG&E Corporation at March 31, 2004 and December 31, 2003. In addition, the operations of NEGT prior to July 8, 2003, are reflected as discontinued operations in the Consolidated Financial Statements.

(b)

Items impacting comparability for the quarter ending March 31, 2004 include the Utility's recognition of a gain of approximately $2,950 million ($6.96 per share) related to the establishment of regulatory assets contemplated in the December 19, 2003 settlement agreement, or Settlement Agreement, entered into between the Utility, PG&E Corporation and the California Public Utilities Commission, or CPUC, to resolve the Utility's Chapter 11 proceeding, as executed by the CPUC and confirmed by the U.S. Bankruptcy Court for the Northern District of California. In addition, the Utility recognized $17 million ($0.04 per share) in charges related to obligations to invest in clean energy technology and donate land, included in the Settlement Agreement.

The effect of recognizing the impact of the Settlement Agreement was partially offset by the net effect of incremental interest costs of $52 million ($0.11 per share) from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 filing; increased costs of $4 million ($0.01 per share) related to the Utility's and NEGT's Chapter 11 filings and generally consisting of external legal consulting fees, financial advisory fees and other related costs and payments; and $19 million related to the change in the market value of non-cumulative dividend participation rights included within the Holding Company's $280 million of 9.5% Convertible Subordinated Notes.

Items impacting comparability for the quarter ended March 31, 2003 include the net effect of incremental interest costs of $71 million ($0.19 per share) from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 filing; and increased costs of $21 million ($0.05 per share) related to the Utility's Chapter 11 filing and generally consisting of external legal consulting and financial advisory fees, partially off-set by a net gain of $8 million ($0.02 per share) principally associated with previously reserved costs of involuntary terminations of gas transportation hedges, resulting from the Utility's Chapter 11 filing, which due to a subsequent regulatory ruling were considered recoverable.

To enable accurate comparison to current period, certain previously disclosed items impacting comparability have been reclassed to the related operating entity in the prior period.

Reconciliation of Guidance for Earnings from Operations
	Year Ended December 31, 2004 (1)

Earnings from Operations EPS Guidance (2)	$2.00	$2.10
Estimated Items Impacting Comparability
Incremental interest expense	(0.21)	(0.14)
Utility Chapter 11 related expenses	(0.02)	(0.01)
Utility Chapter 11 Settlement Agreement assets and obligations (3)	6.88	6.92
2003 GRC settlement (4)	0.28	0.28
NEGT Chapter 11 related expenses	(0.05)	(0.03)
Gain on disposition of NEGT(5)	0.88	1.74

Reported EPS Guidance (2)	$9.76	$10.86

(1)	Estimates include a range of shares outstanding.
(2)	Excludes the results of NEGT.
(3)

Impact of recognizing $2.2 billion after-tax regulatory asset and a $700 million after-tax regulatory asset for the Utility's retained generation as provided for in the Utility's Plan of Reorganization. These regulatory assets are offset by $17 million related to obligations to invest in clean energy technology and donate land, included in the Settlement Agreement.

(4)

Impact of additional 2003 natural gas revenues to be recognized in 2004 upon implementation of 2003 General Rate Case, or GRC, proposed settlement agreement and recognition of a regulatory asset associated with the recovery of unfunded taxes.

(5)

Impact of recognizing the reversal of PG&E Corporation's investment in NEGT and related amounts in deferred income taxes and accumulated other comprehensive income as a result of the implementation of NEGT's plan of reorganization eliminating PG&E Corporation's equity interest.

###

	3 Months Ended		Year to Date

Electric Sales (in millions kWh)	3/31/2004	3/31/2003	3/31/2004	3/31/2003

Residential	7,422	7,194	7,422	7,194
Commercial	7,477	7,239	7,477	7,239
Industrial	3,355	3,543	3,355	3,543
Agricultural	497	475	497	475
Public street and highway lighting	115	141	115	141
Other electric utilities	4	51	4	51

Sales from Energy Deliveries	18,870	18,643	18,870	18,643

Total Electric Customers	4,880,134	4,883,841	4,880,134	4,883,841

Bundled Gas Sales (in MMDTh)

Residential	86	80	86	80
Commercial	28	27	28	27
Industrial	-	-	-	-

Total Bundled Gas Sales	114	107	114	107

Total Transportation Only	147	124	147	124

Total Gas Sales	261	231	261	231

Total Gas Customers	4,057,499	4,045,690	4,057,499	4,045,690

Sources of Electric Energy (in millions kWh)

Utility Generation
Nuclear	4,322	3,266	4,322	3,266
Hydro (net)	3,095	2,933	3,095	2,933
Fossil	224	159	224	159

Total Utility Generation	7,641	6,358	7,641	6,358

Purchased Power
Qualifying Facilities	4,673	4,543	4,576	4,543
Irrigation Districts	1,056	1,038	1,056	1,038
Other purchased power	172	1,273	172	1,273
Spot Market Purchases	1,193	497	1,193	497

Total Purchased Power	7,094	7,352	6,997	7,352

Delivery from DWR	4,561	6,598	4,561	6,598

Delivery to Direct Access Customers	2,101	2,318	2,101	2,318

Other (includes energy loss)	(2,527)	(3,983)	(2,430)	(3,983)

Total Electric Energy Delivered	18,870	18,643	18,870	18,643

Diablo Canyon Performance

Overall capacity factors (including refuelings)	91%	70%	91%	70%
Refueling outage period (1)	3/22/04- 3/31/04	2/3/03 - 3/26/03	3/22/04 - 3/31/04	2/3/03 - 3/26/03
Refueling outage duration (days)	9.0	51.0	9.0	51.0

(1)	This refueling outage period commenced March 22nd, 2004 and is currently in progress.